Exhibit 16.1


                             LETTERHEAD OF KPMG LLP








June 3, 2005



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:


We are currently principal accountants for PBG 401(k) Savings Program (the "Plan") and, under the date of June 25, 2004 we reported on the financial statements of the Plan as of and for the years ended December 31, 2003 and 2002. On June 1, 2005, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Plan's financial statements as of and for the year ended December 31, 2004, the issuance of our report thereon and the filing of the Form 5500 in respect of the plan year with the Department of Labor. We have read the Plan's statements included under Item 4.01 of its Form 8-K dated June 1, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the statements made in the first paragraph (except for the statement that KPMG LLP has been the independent auditors of The Pepsi Bottling Group, Inc. and the Plan since 1999) or with the statements made in the second paragraph or with the last sentence in the fifth paragraph.



Very truly yours,


/s/ KPMG LLP